                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

           INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                               U.S. REALTEL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    902979103
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

CUSIP NO. 902979103                     13G            PAGE  2    OF  5    PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Ross J. Mangano/JO & Co.
          ---------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------
  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    993,460
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   993,460
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          993,460
          ---------------------------------------------------------------------
 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)

          Not Applicable                                                  [   ]
          ---------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          16.5%(1)
          ---------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON (See Instructions)

          CO
          ---------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 902979103             SCHEDULE 13G                   Page 3 of 5 Pages



Item 1(a).        Name of Issuer.

                  U.S. RealTel, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  One Financial Plaza
                  Suite 1101
                  Fort Lauderdale, Florida 33394

Item 2(a).        Name of Person Filing.

                  Ross J. Mangano

Item 2(b).        Address of Principal Business Office Or, If None, Residence.

                  112 W. Jefferson Blvd.
                  Suite 613
                  South Bend, Indiana 46601

Item 2(c).        Citizenship.

                  United States of America & JO & Co. is an Indiana Corporation

Item 2(d).        Title of Class of Securities.

                  Common Stock

Item 2(e).        Cusip Number.

                  902979103

Item 3. If this statement is filed pursuant to rules 13d-1(b), or 13d-2(b) or (c), identify the status of the person filing.

                  Not applicable

Item 4.           Ownership.

                  (a)  Amount beneficially owned:             993,460
                                                  ------------------------------

                  (b)  Percent of Class:             16.5%
                                          --------------------------------------

CUSIP No. 902979103             SCHEDULE 13G                   Page 4 of 5 Pages

                  (c)  Number of Shares as to Which Such Person Has:

                      (i)    Sole Power to Vote or Direct the Vote:      993,460
                                                                   -------------


                      (ii)   Shared Power to Vote or Direct
                             the Vote:                                       -0-
                                                                      ----------


                      (iii)  Sole Power to Dispose or Direct
                             the Disposition Of:                         993,460
                                                                  --------------

                      (iv)   Shared Power to Dispose or Direct
                             the Disposition Of:                             -0-
                                                                  --------------


Item 5.           Ownership of Five Percent or Less of a Class.

                  If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.           Ownership of More Than Five Percent On Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.

CUSIP No. 902979103               SCHEDULE 13G                 Page 5 of 5 Pages




                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 February 12, 2001                                    /s/ Ross J. Mangano
                                                      --------------------
                                                      Ross J. Mangano